Exhibit 99.1

PRESS RELEASE

Contact:	Mark E. Hood SVP, Chief Financial Officer (314-633-7255)

Panera Bread Reports System-Wide Comparable Bakery-Cafe Sales Increased 5.0%
For the Four Weeks Ended January 22, 2005

St. Louis, MO, February 3, 2005 – Panera Bread Company (Nasdaq: PNRA) today reported that system-wide comparable bakery-cafe sales increased 5.0% for the four weeks ended January 22, 2005. The breakdown between Company-owned and franchised bakery-cafe sales increases is as follows:

For the 4 weeks ended
January 22, 2005
Company-owned	5.8%
Franchised	4.6%
Total System	5.0%

Comparable bakery-cafe sales increases exclude closed locations and are based on sales for bakery-cafes that have been in operation for at least 18 months.

The Company leases substantially all of its bakery-cafe and fresh dough production locations. Many companies in the restaurant industry have recently changed their accounting for leases and leasehold improvements. The accounting changes generally arise from conforming the term used for calculating rent expense with the useful life used for calculating depreciation expense on leasehold improvements and using the same term for determining the operating or capital classification of leases.

The Company has determined that it will also change its accounting practices in this area, and has discussed its lease accounting practices with its external auditors and the audit committee. The change is not expected to have a material effect on the Company’s balance sheet or on net income in any of fiscal years 2002, 2003 or 2004. It will also not impact the Company’s cash flows or the timing or amount of lease payments, as it relates solely to accounting treatment.

The Company is currently reviewing the impact on previously issued financial statements from this matter, including the annual incremental and cumulative impact on net income. Depending upon materiality of any such impacts, our financial statements for prior periods may need to be restated. We expect to complete this review prior to releasing fourth quarter and fiscal year 2004 results on February 16, 2005.

The Company plans to report fourth quarter earnings results on Wednesday, February 16, 2005 after the market closes. The Company will discuss these results in a call that will be broadcast on the internet at 8:00 A.M. Eastern Time on Thursday, February 17, 2005. Go to http://www.panerabread.com/about_investor.aspx to access the call or review the release when issued, which will be archived for one year. A schedule of sales and earnings release dates for fiscal year 2005 is attached as Schedule I.

Beginning in 2005, the Company will expand the sales metrics that it reports in its period and quarterly sales and earnings releases. The Company will continue releasing comp store sales by period and quarter. The Company will now include revenue dollars for the quarter in the quarter end sales release. In the quarterly earnings release, the Company will provide average weekly sales and operating weeks for the quarter for company and franchise bakery-cafes. Additionally, the Company will include system-wide average weekly sales classified by year opened as follows: current year (2005), prior year (2004) and base stores (classes 2003 and prior). The Company will no longer report annualized average volume as this metric is calculated using seasonality adjustments to extrapolate results for stores open less than 12 months. The Company believes that this extrapolation methodology diminishes comparability across classes of stores, while the additional information to be provided will increase comparability.

Included above are franchised and system-wide comparable bakery-cafe sales increases. System-wide sales are a non-GAAP financial measure that includes sales at all Company and franchise bakery-cafes, as reported by franchisees. Management uses system-wide sales information internally in connection with store development decisions, planning and budgeting analyses, and believes it is useful in assessing consumer acceptance of the Company’s brand and facilitates understanding of financial performance as the Company’s franchisees pay royalties and contribute to advertising pools based on a percentage of their sales.

Panera Bread Company owns and franchises bakery-cafes under the Panera Bread® and Saint Louis Bread Co.® names. The Company is a leader in the emerging specialty bread/cafe category due to its unique bread combined with a quick, casual dining experience. Additional information is available on the Company’s website, www.panerabread.com.

Matters discussed in this news release, including the possible impact of various accounting changes described above contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “may”, “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “intend”, “expect”, “future”, “anticipates”, and similar expressions. All forward-looking statements included in this release are made only as of the date of this release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that occur or which we hereafter become aware, after that date. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include but are not limited to the following: the preliminary status of our accounting review; the possibility that we may identify additional factors or information as part of our ongoing review that could result in changes ; and the possibility that our external auditors may identify additional issues or other considerations while they complete their review.

Panera Bread Company
Press Release Dates
Schedule I

Comparable Bakery-Cafe Sales Press Release Dates

For the Four Weeks Ended	Press Release Date (Before Market Opens)
February 19, 2005	March 3, 2005
March 22, 2005	April 5, 2005
April 19, 2005	May 3, 2005
May 17, 2005	May 31, 2005
June 14, 2005	June 28, 2005
July 12, 2005	July 26, 2005
August 9, 2005	August 23, 2005
September 6, 2005	September 20, 2005
October 4, 2005	October 18, 2005
November 1, 2005	November 15, 2005
November 29, 2005	December 13, 2005
December 27, 2005	January 10, 2006

Earnings Press Release Dates

For the Quarter Ended	Press Release Date (After Market Closes)
April 19, 2005	May 17, 2005
July 12, 2005	August 9, 2005
October 4, 2005	November 1, 2005